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               EXHIBIT 11.1 -- COMPUTATION OF PER-SHARE EARNINGS

                            IXC COMMUNICATIONS, INC.
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
           FOR THE THREE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                            YEAR ENDED DECEMBER 31,
                                                       --------------------------------
                                                           1996       1995       1994
                                                       --------------------------------
EARNINGS

  Adjusted net income (loss)                             $(37,448)  $ (4,965)   $ 7,315

  Less: Dividends applicable to preferred stock            (1,739)    (1,843)    (1,752)
                                                       --------------------------------

  Net income (loss) applicable to common stockholders     (39,187)    (6,808)     5,563

  Extraordinary (gain) loss                                    --      1,747     (2,298)
                                                       --------------------------------

  Net income (loss) applicable to common
    stockholders before extraordinary items              $(39,187)   $(5,061)   $ 3,265
                                                       ================================

PRIMARY

  Weighted average number of shares outstanding            27,525     24,335     24,310

  Add: Effect for periods prior to the initial
    public offering (IPO), of common stock
    options issued within one year of the IPO                 827        833        833

  Add: Dilutive effect of outstanding stock
    options                                                    --        120          9

  Less: Assumed repurchase of shares under
    the treasury stock method                                (143)      (180)      (159)
                                                       --------------------------------

  Number of shares used to compute earnings (loss)
    applicable to common stockholders                      28,209     25,108     24,993
                                                       ================================

FULLY DILUTED

  Weighted average number of shares outstanding            27,525     24,335     24,310

  Add: Effect for periods prior to the initial
    public offering (IPO), of common stock
    options issued within one year of the IPO                 827        833        833

  Add: Dilutive effect of outstanding stock
    options                                                    --        120          9

  Less: Assumed repurchase of shares under
    the treasury stock method                                (143)      (180)      (159)
                                                       --------------------------------

  Number of shares used to compute earnings (loss)
    applicable to common stockholders                      28,209     25,108     24,993
                                                       ================================

PRIMARY INCOME (LOSS) PER COMMON SHARE

  Before extraordinary item                                $(1.39)    $(0.20)     $0.13

  Extraordinary gain (loss)                                    --      (0.07)      0.09
                                                       --------------------------------

  Net income (loss)                                        $(1.39)    $(0.27)     $0.22
                                                       ================================


FULLY DILUTED INCOME (LOSS) PER COMMON SHARE

  Before extraordinary item                                $(1.39)    $(0.20)     $0.13

  Extraordinary gain (loss)                                    --      (0.07)      0.09
                                                       --------------------------------

  Net income (loss)                                        $(1.39)    $(0.27)     $0.22
                                                       ================================
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